CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-2 and related Prospectus of HCSB Financial Corporation for the registration of shares of Common Stock, and to the incorporation by reference therein of our report dated January 25, 2001 with respect to the consolidated financial statements of HCSB Financial Corporation included in its Annual Report on Form 10-KSB as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999, and 1998.




/s/ TOURVILLE, SIMPSON & CASKEY, L.L.P.



Columbia, South Carolina
December 21, 2001